Exhibit 99.1

NEWS RELEASE

Contacts:

Manuel Mondragon, Assistant Vice President of Finance investorrelations@wtoffshore.com

713-297-8024

Ken Dennard / ksdennard@drg-e.com

Lisa Elliott / lelliott@drg-e.com

DRG&E / 713-529-6600

W&T Offshore Provides Revised Production

Guidance For Third Quarter and Full Year 2005

To Reflect The Impact of Hurricane Katrina

HOUSTON — September 12, 2005— W&T Offshore, Inc. (NYSE: WTI) announced that it has revised its third quarter and full year 2005 production guidance to reflect the impact of Hurricane Katrina.

“As we focus on returning our operations to their previous levels, we are pleased that 75% to 80% of our pre-Katrina production volumes have resumed and we expect to defer only about 7% of our previously anticipated production in 2005 due to the storm,” said Tracy W. Krohn, Chairman and Chief Executive Officer. “In addition, we are working hard to take advantage of several opportunities before us that could result in additional wells coming on production in 2005 that were not in our original forecast. We are also pleased to note that based on our internal estimates, we believe that the proved reserves we added in first half of 2005 should replace more than 150% of our first half 2005 production.

“Although we have a good understanding of Katrina’s impact on our production, the storm’s impact on costs are less clear,” added Mr. Krohn. “Prior to the storm, our operating expenses for the year appeared to be within the low end of our guidance. However, there are too many unknown variables that may affect costs in 2005 to be able to reaffirm or change our guidance on operating expenses at this time. Of course, with 100% of our oil and gas production unhedged, we are fully benefiting from the high commodity prices, which should more than offset the negative impact of Hurricane Katrina on our net income for 2005.”

Outlook:

Estimated Daily Production	Revised Third Quarter 2005	Prior Third Quarter 2005	Revised Estimate for Full-Year 2005	Prior Estimate for Full-Year 2005
Crude oil (MMBbls)	1.27 – 1.34	1.4 – 1.5	4.8 – 5.0	4.9 – 5.2
Natural gas (Bcf)	12.5 – 13.2	13.1 – 13.8	48.2 – 50.7	53.5 – 56.2
Total (Bcfe)	20.1 – 21.2	21.6 – 22.7	76.9 – 81.0	83.1 – 87.4

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 100 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2004 (www.sec.gov).